UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 27, 2002

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2915 Waters Road, Suite 108
Eagan, Minnesota		55121

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

SIGNATURE

Items 1, 2, 3, 4, 6, and 8 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

     Hypertension Diagnostics, Inc. (the “Company”) is a party to that certain Subscription Agreement dated as of March 27, 2002 (the “Subscription Agreement”) with the subscribers named therein for a private placement to five investors of three-year 8% Convertible Notes (the “Notes”) in the original aggregate principal amount of $2,000,000.

     One of the events of default specified in the Notes is notification from The Nasdaq SmallCap Market that the Company is not in compliance with the conditions for continued listing on The Nasdaq SmallCap Market. On August 27, 2002, the Company received a notice from The Nasdaq SmallCap Market advising the Company that because the minimum bid price of the Company’s Common Stock was not at least $1.00 for thirty (30) consecutive trading days, the Company does not meet the requirements for continued listing on The Nasdaq SmallCap Market. Because of receipt of this notice from Nasdaq, the Company is in default of the Notes.

     As reported on a Form 8-K dated July 24, 2002, the Company is also in default of the Note covenant relating to the failure of the Company’s Common Stock to maintain a minimum bid price of $1.00 for a period of seven (7) consecutive trading days. As a result of either of these events of default, a Note holder, at its option, may demand repayment in cash of 130% of the principal then outstanding and interest then remaining unpaid on the Note. As of August 27, 2002, $1,220,786.95 in principal remained outstanding on the Notes and $42,642.32 in accrued interest was unpaid. As of August 28, 2002, the Company has not received a demand for repayment of the Notes by any Note holder.

     The Company will seek to negotiate waivers by the Note holders of this event of default. The inability of the Company to obtain waivers for the event of default under the Notes will have a material adverse effect upon the Company’s ability to continue operations.

     The Nasdaq Marketplace Rules provide that the Company has 180 calendar days, or until February 24, 2003, to regain compliance with the requirement for continued listing relating to the minimum bid price. Generally, unless otherwise determined by Nasdaq staff, compliance with the minimum bid price requirement can be demonstrated during the 180 calendar day period by the Company’s Common Stock maintaining a $1.00 minimum bid price for at least ten (10) consecutive trading days.

ITEM 7. EXHIBITS.

Exhibit 10.1	Subscription Agreement dated as of March 27, 2002 by and between Hypertension Diagnostics, Inc. and the subscribers thereto*

Exhibit 10.2	Form of 8% Convertible Note*

•     Incorporated by reference to exhibit of same number to the Company’s Current Report on Form 8-K dated March 17, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

By	/s/ James S. Murphy

Its Senior Vice President, Finance and
Administration and Chief Financial Officer

Dated:    August 28, 2002